A YEAR OF NEW HEIGHTS



DEAR FELLOW FEDERAL SIGNAL STOCKHOLDER,

In times of upheaval, the nimble win. The headwinds that we have faced over the last three years, including a global pandemic, unprecedented inflationary pressure, and worldwide supply chain disruption, have enhanced our ability to be light on our feet and agile enough to create a pathway forward through unforeseen challenges. In 2022, we did not just endure these obstacles – we thrived, and delivered a record year for Federal Signal.

As I reflect back on my tenure as CEO, I take great pride in the growth that we have experienced since 2016. Since then, through a combination of organic growth initiatives and M&A, our sales have doubled from a little over $700 million in 2016 to more than $1.4 billion in 2022. That represents a compound annual growth rate of around 13%.

Our teams remained relentlessly focused on serving our customers during 2022, helping us to deliver the highest net sales and adjusted earnings per share ("EPS") in the Company's history, record orders, and an improved EBITDA margin of 15%, towards the high end of our target range.

In addition to our strong financial performance, we also made progress against several of our long-term strategic objectives. Within our Environmental Solutions Group, we again saw increased aftermarket demand, with particular strength in rental utilization, and in parts and used equipment sales. Overall, our aftermarket revenues in 2022 were up 10% over last year.

Demand for our range of safe-digging trucks also remained high, with orders up 41% year-over-year. This growth follows investments we have made in facility expansions, new product development, and channels for this key strategic initiative.

Our investments in electrification projects continued, and we are encouraged that these efforts will provide additional opportunities to further diversify our customer base, penetrate new end-markets, and gain access to new geographic regions.

We made several strategic investments for the future by purchasing new machinery and equipment aimed at automating and insourcing production of certain components. During 2022, we also completed the acquisition of our facility in University Park, Illinois, which is home to our Safety and Security Systems Group's domestic operations and our aftermarket parts business.

With M&A representing about two thirds of our top-line growth since 2016, acquisitions have played a key role in increasing stockholder value. In October 2022, we acquired TowHaul Corporation, and in early January 2023, we completed the acquisition of Blasters, Inc. We also recently announced our pending acquisition of Trackless Vehicles Limited. We are committed to remaining disciplined in our approach to both diligence and valuation and we have established a reputation as a partner of choice. In fact, of the 11 transactions announced since 2016, eight have been internally sourced.

To highlight our ongoing focus on operating in a socially responsible and sustainable manner, we also published our third annual Sustainability Report in May 2022. I am incredibly proud of the progress that we have made on our Environmental, Social and Governance initiatives and thrilled to share our many accomplishments highlighted in this report, which can be found on our revamped corporate website.

NET SALES (2016-2022)



(US$ in millions)
$708
$899
$1,090
$1,221
$1,131
$1,213
$1,435
2016
2017
2018
2019
2020
2021
2022

FEDERAL SIGNAL
Moves. Cleans. Protects.

RECORD ORDERS OF $1.69B, UP $153M, OR 12% RECORD NET SALES OF $1.43B, UP $222M, OR 18% OPERATING INCOME OF $160.8M, UP $30.1M, OR 23% ADJUSTED EBITDA* OF $215.0M, UP $34.5M, OR 19% ADJUSTED EBITDA MARGIN* OF 15.0% RECORD ADJUSTED EPS* OF $1.96, UP 12% OPERATING CASH FLOW OF $72M RECORD BACKLOG OF $879M, UP $250M, OR 40% $38M IN CASH RETURNS TO STOCKHOLDERS This graph assumes that the value of the investment in the Company's common stock, and in each index, was $100 on December 31, 2017 and assumes reinvestment of all dividends through December 31, 2022. Net sales for the year were $1.43 billion, a new record for the Company and an increase of $222 million, or 18%, from last year. Our adjusted EBITDA* for the year was $215.0 million, translating to an adjusted EBITDA margin* of 15.0%, a 10 basis point improvement from last year and towards the high end of our target range. Cash flow was also strong, with $72 million of cash being generated from operations, despite strategic investments in inventory in response to supply chain constraints. During the year, we executed a five-year $800 million credit facility, replacing the $500 million credit facility that was previously in place. With our financial position strengthened by the increased borrowing capacity under the new facility and our healthy cash generation, we have significant financial flexibility to invest in organic growth initiatives, pursue additional strategic acquisitions, and fund cash returns to stockholders. We demonstrated this commitment to returning value to stockholders in 2022, funding a combined $38 million of cash dividends and share repurchases. Amounts are for fiscal year 2022 with comparisons to fiscal year 2021 where appropriate. TowHaul, a manufacturer of off-road towing and hauling equipment, was acquired in October 2022 *Certain non-GAAP measures referenced in this letter are reconciled to GAAP measures in the Company's 2023 definitive proxy statement filed with the Securities and Exchange Commission ("SEC") on March 10, 2023. Blasters, Inc., a manufacturer of truck- mounted waterblasting equipment, including the Liquidator ®, was acquired in January 2023

Our Environmental Solutions Group is a leading manufacturer and supplier of a full range of street sweepers, sewer cleaners, industrial vacuum loaders, safe-digging trucks, high-performance waterblasting equipment, road-marking and line-removal equipment, dump truck bodies, trailers, and metal extraction support equipment. Products are sold to both municipal and industrial customers either through a dealer network or direct sales to service customers generally depending on the type and geographic location of the customer. In addition to vehicle and equipment sales, the Group also engages in the sale of parts, service and repair, equipment rentals, and training as part of a comprehensive aftermarket offering to its current and potential customers through its service centers located across North America. Our Safety and Security Systems Group is a leading manufacturer and supplier of comprehensive systems and products that law enforcement, fire rescue, emergency medical services, campuses, military facilities, and industrial sites use to protect people and property. Offerings include systems for community alerting, emergency vehicles, first responder interoperable communications, and industrial communications. Specific products include public safety equipment, such as vehicle lightbars and sirens, industrial signaling equipment, public warning systems, and general alarm/public address systems.

Conditions in our end markets remain strong, and with ongoing execution against our strategic initiatives, continued improvement in supply chain, and opportunities to drive improved efficiencies, we are confident that we will have another record year in 2023. As our orders suggest, we are already seeing some impact from the $350 billion federal stimulus funding under the American Rescue Plan Act that was passed in 2021, providing multi-year funding to state and local municipalities for the maintenance of essential infrastructure, such as sewer systems and streets. We are also continuing to monitor developments with respect to the $1.2 trillion infrastructure legislation, which has $550 billion earmarked for new investments in roads, bridges, public infrastructure, airports, and power, water, and broadband infrastructure. We anticipate that this legislation will provide benefits for most of our product and service offerings, including equipment sales and rentals of dump trucks and trailers, safe-digging trucks, road-marking equipment, sewer cleaners, and street sweepers. We are As always, I want to thank our more than 4,000 (and growing!) dedicated employees, our loyal and committed customers, and our valued dealer partners and distributors. None of this would be possible without their continued support. These are exciting times for Federal Signal, and we look to our future with great enthusiasm, passionate about playing an integral role in moving materials, maintaining clean infrastructure, and protecting the communities where we work and live. I would like to thank each of you, our stockholders, for putting your trust in us. We are on a journey to reaching new heights, and we are thrilled and grateful that you are along for the ride. The future is bright. 1415 West 22nd Street Oak Brook, IL 60523 federalsignal.com This communication contains various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements herein that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. See our Annual Report on Form 10-K filed with the SEC on March 1, 2023 for additional discussion. Jennifer L. Sherman President & Chief Executive Officer March 2023 beginning to see demand pick up in the form of equipment inquiries from contractors who are working with state department of transportation agencies on infrastructure projects. Additionally, conversations within our dealer channel indicate contractors are now planning out projects through 2024 and are beginning to make inquiries based on their large equipment needs, directly tied to these infrastructure funds. We remain committed to our vehicle electrification initiatives and continue to identify new ways to integrate electrification into our suite of products and offer solutions to our customers seeking to reduce their carbon footprint and improve air quality without compromising performance. We are experiencing high demand from our dealer network for demonstrations of our plug-in Hybrid Broom Bear and Hybrid Pelican street sweeper products. We are also excited to be introducing several new electric offerings at upcoming trade shows, including a full-size, all-electric street sweeper, a fully-electric Rugby Vari-Class platform dump body, and a new Switch-N-Go system on a Class 4 electric chassis. With backlog as an indicator that market demand for our product and service offerings remains high, an active M&A pipeline, ongoing investment in new product development, recently-completed capacity expansions, good access to skilled labor, and anticipated multi- year tailwinds from infrastructure and economic stimulus legislation, our businesses are well-positioned for long-term, sustainable growth. Elgin Sweeper's new full-size, all-electric street sweeper